December 31, 2019




U. S. Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

	I hereby authorize Steven A. Thomas, Esquire,
Clinton R. Black, V, Esquire, Paul A. Snyder, Esquire and/or Stephen Demos, Esquire to sign and file form 4's and form 5's with the U.S. Securities and Exchange Commission on my behalf. This authorization shall be in effect until December 31, 2020.

				Very truly yours,

				/s/ Robert Weisbord

				Robert Weisbord